Exhibit 10.20
English Summary of
Asset Purchase Agreement
(I)	Transferor (Party A):JIAN GOLDEN AN KE TECHNOLOGY CO. LTD.

Address: 45 Jifu Road, Jizhou District, Jian City, PR China

Company Representative: Tu Guoshen

(II)   Transferee (Party B): GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED.

Address: 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, PR China

Company Representative: Tu Guoshen

(III)	Party C: CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. (“CSST”)

Address: P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

This Agreement has been reached by both parties on the grounds of good faith and equality with the understanding of mutual benefits, in accordance with the Company Law, Contract Law together with other related laws, rules and regulations of the People’s Republic of China (the “Laws of China”) on the sale of all the security and surveillance business and the management team of Party A (“Assets”) to Party B.

CLAUSE 1                   DEFINITIONS

Unless defined otherwise elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated as follows:

1.1 “Assets” means all the security and surveillance business and the management team of Party A after an appraisal.

1.2 “Business License” means the license which Party A obtained from the Jian City Industry and Commerce Administration and the license is still valid as of the Effective Date of the Agreement.

CLAUSE 2                   TRANSFEROR

2.1 Party A is a legal entity validly existing under the laws of China It was incorporated on April 26th, 2001 in Jian City with its Business License issued by the Industry and Commerce Administration under the address of: 45 Jifu Road, Jizhou District, Jian City, PR China with its chief representative as: TU Guoshen. The registered shareholders are TU Guoshen 80% and LI Zhiqun 20%. The main businesses of Party A are software and hardware R&D, sales and others.

CLAUSE 3                   TRANSFEREE

3.1 Party B is a legal entity validly existing under the laws of China. It was incorporated on April 26th 2001 in Shenzhen with its Business License issued by the Industry and Commerce Administration under the address of: 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, PR China with its chief representative as: TU Guoshen. The registered shareholder is China Safetech Holdings Limited 100%. The main businesses of Party A are software and hardware R&D, sales and others.

3.2 CSST was incorporated on April 8th, 2002 in the British Virgin Islands as a limited company with company number 490452 and is at present listed on the NASDAQ OTCBB (OTCBB: CSSTF). It is the ultimate parent company of Party B.

CLAUSE 4                   SUBJECT MATTER OF TRANSACTION

4.1 Party A agrees to transfer the Assets to Party B and Party B agrees to acquire the Assets.

CLAUSE 5                   CLOSING DATE

5.1 The Agreement shall be closed on October 2nd, 2006 (the “Closing Date”).

CLAUSE 6                   CONSIDERATION

6.1 The total consideration for the present transaction is 100,000 restricted stocks of Party C (“The Stocks”). The Stocks shall be issued to Party A or its nominee(s) and/or the beneficiary(ies) forthwith upon signing of this Agreement. Mr. TU Guoshen shall not receive any consideration under the present transaction.

CLAUSE 7                   RELATED OBLIGATIONS

7.1 All parties shall observe all the obligations under this Agreement in accordance with the Laws of China.

7.2 Party A shall use its best endeavors in assisting Party B in the appraisal, all procedures and documents in respect of applying for the change in ownership in the Assets in relevant governmental department(s), otherwise it shall be responsible for all liability(ies) resulting thereform.

7.3 Party A shall stop operation forthwith after signing of this Agreement, including but not limited to its security and surveillance business which shall be transferred to Party B.

CLAUSE 8                   REPRESENTATIONS AND WARRANTIES

8.1 As a transferor, Party A represents and warrants as follows :

8.1.1 All the information, materials and documents of proof of the Assets supplied by Party A to Party B shall be real, accurate and legal. Party A has already provided all relevant important information and materials with regard to this transaction to Party B.

8.1.2 Party A is legally established and validly existing under the Laws of China and is capable of assuming its legal responsibilities independently.

8.1.3 The signing and performing of this Agreement of Party A shall not be in contravention of any applicable laws of any jurisdiction and in breach of any provision of the Articles of Association and Bylaws of Party A and/or any term of agreement(s) signed by Party A with third party(ies). Moreover, Party A has got all necessary consent and authorization of its shareholders and the board of directors with regard to the present transaction.

8.1.4 In order to perform the obligations under this Agreement, Party A has taken all necessary corporate actions.

8.1.5 Party A has the sole legal ownership of the Assets free from existence of any pledge, guarantee, warranty and other third party interests, third party objections, judgments and/or execution.

8.1.6 Party A warrants that the Assets shall not involve any state owned element.

8.1.7 Party A shall be responsible for all related liabilities, whether civil and criminal in nature, which may exist in Party A on or before the Closing Date.

8.1.8 Party A warrants that it does not commit the matters that would adversely affect the ownership of the Assets and/or the present transaction.

8.1.9 After signing of this Agreement, Party A shall not make any intentional adverse change to the Assets (force majeure excepted). In case of any matter leading to material changes in the Assets, Party A shall forthwith notify Party B.

8.1.10Party A warrants that it shall not involve in security and surveillance business forthwith after signing of this Agreement until the date of its dissolution.

8.1.11The security and surveillance management team of Party A shall merge with Party B on the Closing Date.

8.2 Party B represents and warrants as follows:

8.2.1 Party B is legally established and validly existing under the Laws of China and is capable of assuming its legal responsibilities independently.

8.2.2 The signing and performing of this Agreement of Party B shall not be in breach of any law, regulation, any provision of the Articles of Association and Bylaws of Party B,and/or any agreement signed with third party(ies).

8.2.3 In order to perform the obligations under this Agreement, Party B has taken all necessary corporate actions and has got all necessary approvals in accordance with the applicable laws.

8.3 Party C represents and warrants that the signing and performing of this Agreement of Party C shall not be in contravention of any applicable laws of any jurisdiction and in breach of any provision of the Articles and Memorandum of Association and documents of itself and/or any term of agreement(s) signed with third party(ies). Moreover, Party C has got all necessary consent and authorization of its shareholders and the board of directors with regard to the present transaction. Party C shall, if necessary, take all necessary actions to timely report to the US Securities and Exchange Commission after this Agreement has come into force.

CLAUSE 9                   EFFECTIVENESS OF AGREEMENT AND LIABLITIES FOR
BREACH

9.1 This Agreement shall become effective forthwith after signing by all parties.

9.2  Any party hereto shall be deemed in breach of this Agreement if such party makes false or wrong representation(s) and/or warranty(ies), and/or, fails to perform any representation and/or warranty under this Agreement timely and properly.

9.3 Any party hereto shall be deemed in breach of this Agreement if such party fails to perform any representation and/or warranty under this Agreement.

9.4 The party in breach shall need to fulfill the other obligations stipulated in this Agreement and shall compensate other party for all liquidated and unliquidated damages as a result of the breach.

9.5 Party B has the right to terminate this Agreement if the present transaction cannot be completed as a result of breaching of term(s) of this Agreement by Party A. In this case, Party A shall forthwith return the paid consideration to Party B and Party B can claim its rights against Party A under this Agreement.

9.6 If Party B shall in breach of its obligation under Clause 6 for more than 10 days(inclusive), Party A has the right to terminate this Agreement and to claim its rights against Party B under this Agreement.

CLAUSE 10                   FORCE MAJEURE

10.1 Should either party to this Agreement cannot fulfill either one or more of its obligations under this Agreement by reason(s) of force majeure, such as fire, flooding, earthquake or other unforeseenable and/or unavoidable events, the party shall be exempted from all liabilities as a result of the happening of force majeure.

10.2 Any party shall has the right to terminate this agreement and to restore to the original state of this Agreement whenever any party or parties lose(s) its/their interests under this Agreement because of changes in legislation, government administration order or specific administration act of government.

10.3 Any party suffered from force majeure shall notify the other party in writing and duly delivered to the other parties to this Agreement within 10 days after the happening of the event of force majeure.

10.4 When occurrence of force majeure event happens, all parties to this Agreement shall immediately decide together whether or not to delay the performance of this agreement to a future day or to terminate this Agreement.

10.5 If any party delay or unable to perform all or part of the clauses of this Agreement exceed 30 days as a result of the influence of event of force majeure, the other party shall have the right to rescind this Agreement, and all parties shall take all necessary actions to restore the rights and obligations of all parties to their respective original positions.

CLAUSE 11                   JURISDICTION

11.1 The Agreement shall be governed by the laws of the People’s Republic of China.

11.2 Any dispute arising from this Agreement shall be settled through peaceful negotiations among the parties. In the event that no settlement can be reached through peaceful negotiations, the case(s) shall be submitted to the recognized arbitral body in Shenzhen under relevant arbitration rules.

CLAUSE 12                   NOTICE

12.1 Any notice or other communications that one party issued to the other party under this agreement (collectively "Communications"), including but not limited to the required communication under this Agreement, shall be sent in written form by the issuing parties in either: (1) personal service; (2) registered post; (3) facsimile delivery and confirmed by registered post.

12.2 Communications which Clause12.1 specified will be effective in accordance with the following stipulated address, fax number or any new addresses notified to the other parties under Clause12.4.

Party A: JIAN GOLDEN AN KE TECHNOLOGY CO., LTD.

Address: 45 Jifu Road, Jizhou District, Jian City, PR China

Fax: 0755-83763482

Party B:  GOLDEN GROUP (SHENZHEN) CO., LTD.

Address: 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, PR China 518028

Fax: 0755-83763482

Party C:  CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Address: 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, PR China 518028

Fax: 0755-83763482

12.3 Unless otherwise agreed, all Communications shall be effective in the happening of the earliest situation below: (1) if by personal service, the date of receiving of the matter; (2) if send by registered post, the 12th date after issuing (based on the postmark date); (3) if send by fax, two working days after sending out of fax.

12.4 Any party of this Agreement may at any time using the aforesaid means to notify the other parties the change of its name, address and/or fax number.

CLAUSE 13                   SPECIAL CLAUSES

13.1 All taxes, government fees and stamp duties(if any) incurred from the present transaction shall be borne by all parties.

13.2 Each party to this Agreement shall keep all information ("confidential information") confidential and shall not disclose and release the technology know-how, commercial secrets including customers, business channels, intellectual property and other information obtained directly and/or indirectly in this Agreement to any third party(ies) anytime during the course of negotiation, termination and execution of this Agreement for any purpose.

13.3 This Agreement shall constitute an agreement between all parties, and it replaces any prior oral or written agreements, memorandum of understanding and communication, including but not limited to the Agreement for Sale and Purchase of Shares signed between the shareholder(s) of Party A with Party C on September1st, 2006.

13.4 Unless the terms of this Agreement become null and void and thus affecting other terms of this Agreement, otherwise no matter concerning null and void of some terms of this Agreement shall affect other provisions of this Agreement. To the extent possible, the null and void provisions shall be replaced by other valid provisions having the closest intent of the parties.

13.5 The waiver or delay in exercising of one or more right(s) by any party in this Agreement shall not mean that this party shall waive all its other rights and/or to waive its same rights under other or similar situations in this Agreement.

CLAUSE 14                   OTHERS

14.1 This Agreement shall become effective by signing by all parties and/or their authorized representatives and sealing by the corporate seal(s) (as the case maybe).

14.2 Any amendment to this Agreement shall be in writing to all parties. All amended Agreement(s) and supplemental document(s) shall be effective component(s) to this Agreement.

14.3 This Agreement is signed in 4 original copies. Party A, B and C all get 1 copy respectively and the remaining copy will be used for the necessary official use. All copies have the same legal effect.

Party A : JIAN GOLDEN AN KE TECHNOLOGY CO., LTD.
(sd. and sealed)

Party B : GOLDEN GROUP (SHENZHEN) CO., LTD.
(sd. and sealed)

Party C : CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(sd. and sealed)

September 5th, 2006, Shenzhen